Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2013, 2012 and 2011

TCF Employees Stock Purchase Plan

Index – Financial Statements and Supplemental Schedules

Page No.

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Plan Benefits –
as of December 31, 2013 and 2012	2

Statements of Changes in Net Assets Available for Plan Benefits –
Years ended December 31, 2013, 2012 and 2011	3

Notes to Financial Statements	4 - 13

Supplemental Schedules:

Schedule 1 – Schedule H, line 4i - Schedule of Assets
(Held at End of Year)	14

Schedule 2 – Schedule H, line 4j - Schedule of
Reportable Transactions	15

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and

The Plan Sponsor and Plan Administrator of the

TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2013.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Minneapolis, Minnesota

June 20, 2014

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	As of December 31,
	2013	2012
Assets:
Investments at fair value:
TCF Financial Stock Fund:
TCF Financial Corporation common stock	$ 142,854,383	$ 104,435,073
Cash and accrued interest receivable	68,127	34,588
Total TCF Financial Stock Fund	142,922,510	104,469,661

Mutual funds	90,569,901	66,360,608
Total investments	233,492,411	170,830,269

Contributions receivable	199,424	90,755
Notes receivable from participants	502	1,261
Total assets	233,692,337	170,922,285

Liabilities:
Distributions payable to participants	226,209	218,193

Net assets available for plan benefits	$ 233,466,128	$ 170,704,092

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2013	2012	2011
Investment income:
Dividends	$ 3,265,280	$ 3,121,646	$ 2,620,532

Net appreciation/ (depreciation):
Realized gains / (losses) on distributions,
sales and share class changes:
TCF Financial Stock Fund	1,773,863	(2,569,662)	(421,175)
Mutual funds	2,118,186	929,042	599,792
Pooled separate accounts	-	116,501	-

Change in unrealized appreciation/
(depreciation) of investments:
TCF Financial Stock Fund	34,083,097	18,135,147	(34,645,917)
Mutual funds	12,946,566	4,744,391	(1,653,897)
Total net appreciation/
(depreciation)	50,921,712	21,355,419	(36,121,197)

Deposits and contributions:
Participant deposits	17,134,506	15,787,463	13,936,922
Employer cash contributions	8,941,888	8,059,894	7,626,048
Total deposits and contributions	26,076,394	23,847,357	21,562,970

Distributions:
Withdrawals and distributions	(17,029,318)	(15,420,552)	(13,450,730)
Dividends	(472,032)	(500,366)	(524,944)
Total distributions	(17,501,350)	(15,920,918)	(13,975,674)

Administrative expenses	-	(473)	-

Transfer from other plan (See note 1)	-	-	1,438,555

Increase/ (decrease) in net assets
available for plan benefits	62,762,036	32,403,031	(24,474,814)

Net assets available for plan benefits:
Beginning of year	170,704,092	138,301,061	162,775,875
End of year	$ 233,466,128	$ 170,704,092	$ 138,301,061

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                                 Accounting Policies

Basis of Presentation

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting. All investments of the Plan are stated at fair value.  Purchases and sales of investments are recorded on a trade-date basis.  The cost of Plan investments sold is determined by the average cost method.  Distributions are recorded when paid.

On November 30, 2011, TCF Financial Corporation (“TCF Financial”) acquired Gateway One Lending & Finance LLC (“GOLF”).  Effective December 31, 2011, the Gateway One Lending & Finance 401(k)Plan (“GOLF Plan”) along with its assets of $1,438,555 was merged into the Plan.  On April 3, 2012, the Plan liquidated the GOLF Plan participant investments held at Principal Financial Group for a total of $1,526,326.  The total amount was then transferred to and invested in the Plan investment options available through Mercer Trust Company.  Principal Financial Group is no longer a Plan trustee.

Notes Receivable from Participants

The Plan does not allow for loans to participants. Due to the GOLF Plan merger on December 31, 2011, the Plan held notes receivable from GOLF Plan participants as of year end.  Notes receivable from GOLF Plan participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant notes receivable are reclassified as distributions.  During 2013 and 2012 notes receivable from participants of $0 and $4,447 were reclassified as distributed, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period.  These estimates are based on information available to Plan sponsor at the time the estimates are made. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits.

The Plan provides for investment in TCF Financial common stock.  At both December 31, 2013 and 2012, approximately 61% of the Plan’s total assets were invested in the common stock of TCF Financial. The underlying value of the TCF Financial common stock is entirely dependent upon the performance of TCF Financial and the market’s evaluation of such performance.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(2)                                 Employees Stock Purchase Plan

The Plan is intended to meet the requirements of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code.  Commencing July 1, 2012, the portion of the Plan that is invested in the TCF Financial Stock Fund is the Plan’s stock bonus portion, which is an employee stock ownership plan under Section 4975(e) of the Code, designed to invest primarily in TCF Financial common stock, and the portion of the Plan that is not invested in the TCF Financial Stock Fund is the Plan’s profit sharing portion; both portions are part of a plan that includes a qualified cash or deferred arrangement under Section 401(k) of the Code.  The Plan continues to qualify under Section 401(a) of the Code.  There is no impact to the Plan participants.  The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan sponsor is TCF Financial.  For the year ended December 31, 2013 and 2012, Mercer Trust Company (“Mercer”) was the trustee of the Plan appointed to serve under the trust agreement.  Record keeping administration of the Plan was managed by Mercer HR Services, LLC for the year ended December 31, 2013 and 2012.

All full-time and part-time employees of TCF Financial or its subsidiaries are eligible to participate in the Plan with the exception of GOLF employees who were eligible to participate starting January 1, 2012.   Participants may elect to invest, in increments of 1%, up to 50% of their covered pay on a tax deferred basis.  Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial.  The aggregate contributions are subject to the limits imposed by the Internal Revenue Service (“IRS”). The maximum annual limit was $17,500 for 2013, $17,000 for 2012 and $16,500 for 2011, respectively. The Plan allows participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above.  The maximum catch-up contribution was $5,500 for 2013, 2012 and 2011, respectively.

Participating employers match the contributions of employees who have completed one year of service at the rate of 50 cents per dollar contributed for employees with one to less than five years of service, 75 cents per dollar contributed for employees with five to less than ten years of service and $1 per dollar contributed for employees with ten or more years of service.  Employer matching contributions are made on the first 6% of eligible compensation contributed.  Employer contributions are generally made in cash and can also be made in the form of TCF Financial common stock.

All employee and employer contributions are invested in participant directed investments.  Participants may elect to invest their employee account balance in any or all of the offered mutual fund investments or the TCF Financial Stock Fund.  Employer matching contributions initially are invested in the TCF Financial Stock Fund, but participants may direct investment of employer matching contributions in available mutual funds; if a participant does not make a valid investment election with respect to any

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

other contributions, including participant contributions, these contributions will be invested in the TCF Financial Stock Fund.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit.  These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Participant contributions to the Plan are fully vested at all times.  Participants’ interests in the employer matching contributions generally vest at the rate of 20% per year (with full vesting after five years of service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Dividends paid on the TCF Financial Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant.  Dividends paid from the mutual funds are reinvested in the mutual funds.

Amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined.  Other Plan obligations are paid directly by TCF Financial.  Administrative expenses, which includes trustee, record keeper and audit fees, were paid by TCF Financial during 2013, 2012 and 2011 totaled $527,908, $499,246 and $461,952, respectively.  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

The trustee redeposits to the Plan, on a monthly basis, all outstanding distribution checks which have not been cashed within 9 months from date of issuance.  During 2013 and 2012, TCF Financial received $24,586 and $13,899 of redeposited distributions from the trustee and reissued distribution checks to former participants totaling $16,570 and $1,335, respectively.  As of December 31, 2013 and 2012, $226,209 and $218,193 of distributions were payable to former participants, respectively.

Each participant may exercise voting rights for the TCF Financial common stock allocated to his or her Plan account.  The Advisory Committee directs the voting of the shares of TCF Financial common stock allocated to participants’ accounts for which no direction is received from participants.  Unallocated shares are voted in the same proportion as the allocated shares.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(3)                                 Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2013
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2013 Net Assets
TCF National Bank	$11,463,445	$6,125,633	$179,767,431
TCF Equipment Finance, Inc.	1,915,320	1,025,787	20,758,224
Winthrop Resources Corporation	751,597	534,117	12,101,492
Gateway One Lending & Finance, LLC	1,531,207	575,443	6,488,129
TCF Inventory Finance, Inc.	1,200,753	476,434	6,462,507
TCF Financial	165,524	136,477	5,300,100
TCF Portfolio Services, Inc.	77,954	48,843	1,179,262
TCF Agency, Inc.	18,952	13,424	819,868
TCF Insurance Agency, Inc.	-	-	475,321
Great Lakes Mortgage, LLC	9,754	5,730	113,794
Total	$17,134,506	$8,941,888	$233,466,128

	Year Ended December 31, 2012
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2012 Net Assets
TCF National Bank	$10,703,914	$5,680,408	$134,202,837
TCF Equipment Finance, Inc.	1,630,960	918,440	13,356,987
Winthrop Resources Corporation	885,949	558,842	9,268,664
TCF Financial	312,506	146,843	3,813,642
TCF Inventory Finance, Inc.	1,051,013	385,970	3,940,971
Gateway One Lending & Finance, LLC	1,085,436	279,692	3,561,012
TCF Portfolio Services, Inc.	87,872	71,157	1,476,338
TCF Agency, Inc.	20,311	13,791	607,434
TCF Insurance Agency, Inc.	-	-	395,196
Great Lakes Mortgage, LLC	9,502	4,751	81,011
Total	$15,787,463	$8,059,894	$170,704,092

	Year Ended December 31, 2011
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2011 Net Assets
TCF National Bank	$10,281,634	$5,602,722	$111,987,729
TCF Equipment Finance, Inc.	1,691,068	907,563	9,928,688
Winthrop Resources Corporation	757,399	538,793	7,218,937
TCF Financial	155,327	130,344	3,085,896
TCF Inventory Finance, Inc.	918,615	349,830	2,231,093
Gateway One Lending & Finance, LLC	-	-	1,440,271
TCF Portfolio Services, Inc.	97,924	75,823	1,334,464
TCF Agency, Inc.	25,546	16,269	666,526
TCF Insurance Agency, Inc.	-	-	343,943
Great Lakes Mortgage, LLC	9,409	4,704	63,514
Total	$13,936,922	$7,626,048	$138,301,061

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(4)                                 Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS dated November 4, 2013, indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred contributions and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan.  Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status.

Based on the tax exempt status of the Plan, there are no accruals for income tax uncertainties.  The Plan administrator believes the Plan is no longer subject to income tax examinations for the years prior to 2010 and there are currently no audits for any tax period in progress.

(5)                                 Investments

The net unrealized appreciation / (depreciation) of investments reflected in Plan total and net assets is as follows:

	As of December 31, 2013
	Cost	Fair Value	Unrealized Appreciation
TCF Financial Stock Fund:
TCF Financial common stock	$117,783,647	$142,854,383	$25,070,736
Cash and accrued interest receivable	68,127	68,127	-
Total TCF Financial Stock Fund	117,851,774	142,922,510	25,070,736

Mutual funds	70,415,716	90,569,901	20,154,185
	$188,267,490	$233,492,411	$45,224,921

	As of December 31, 2012
	Cost	Fair Value	Unrealized (Depreciation) / Appreciation
TCF Financial Stock Fund:
TCF Financial common stock	$113,447,434	$104,435,073	$(9,012,361)
Cash and accrued interest receivable	34,588	34,588	-
Total TCF Financial Stock Fund	113,482,022	104,469,661	(9,012,361)

Mutual funds	59,152,989	66,360,608	7,207,619
	$172,635,011	$170,830,269	$(1,804,742)

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	Shares	Fair Value

Year ended December 31, 2013:
TCF Financial common stock	8,791,003	$ 142,854,383
Vanguard Institutional Index Fund	135,708	22,972,642
Vanguard Mid-Cap Index Fund	741,443	22,302,600
Vanguard Small-Cap Index Fund	351,022	18,502,387

Year ended December 31, 2012:
TCF Financial common stock	8,595,465	$ 104,435,073
Vanguard Institutional Index Fund	123,081	16,064,518
Vanguard Mid-Cap Index Fund	695,755	15,668,394
Vanguard Small-Cap Index Fund	314,557	12,192,233
Vanguard Intermediate-Term Bond Index Fund	916,702	10,963,758

(6)                                 Fair Value Measurement

FASB Accounting Standard Codification (“ASC”) 820, Fair Value Measurements and Disclosures, defines fair value and establishes a consistent framework for measuring fair value and disclosure requirements for fair value measurements.  Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability, otherwise known as an “exit price”.

At December 31, 2013, assets held in trust for the Plan included investments in publicly traded stock and mutual funds. The fair value of level 1 assets are based upon quotes from independent asset pricing services based on active markets, which are considered level 1 under ASC 820 and are measured on a recurring basis.  At December 31, 2013, there were no assets measured on a recurring basis that are based on observable market prices (level 2) or company determined market prices (level 3).

The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at the fair value:

•                  TCF Financial common stock: Valued at the closing price reported in the active market in which the individual securities are traded.

•                  Mutual funds: Valued at the quoted net asset value (NAV) of shares held by the Plan at year-end in the active market in which the individual mutual funds are traded.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest level input that is significant to the fair value measurement.

The following table summarizes the Plan’s investment assets measured at fair value on a recovery basis:

	Readily Available Market Prices (Level 1)
TCF’s Categories	As of December 31, 2013	As of December 31, 2012
TCF Financial Stock Fund	$142,922,510	$104,469,661
Mutual funds
-Domestic equity	63,777,629	43,925,145
-Fixed income	10,687,308	10,963,758
-Money market fund	9,949,152	7,871,691
-International equity	6,155,812	3,600,014
Total at Fair Value	$233,492,411	$170,830,269

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(7)                                 Realized Gains (Losses) on Distributions, Sales and Share Class Changes

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial common stock.  Distributions, sales and share class changes (mutual funds) are as follows:

	Year Ended December 31, 2013
	Number of Shares	Cost	Fair Value	Gains on Distributions and Sales
TCF Financial common stock	1,217,305	$16,178,492	$17,952,355	$1,773,863
Mutual funds	21,936,303	30,511,079	32,629,265	2,118,186
	23,153,608	$46,689,571	$50,581,620	$3,892,049

	Year Ended December 31, 2012
	Number of Shares	Cost	Fair Value	(Losses) / Gains on Distributions and Sales
TCF Financial common stock	1,264,196	$16,895,078	$14,325,416	$(2,569,662)
Mutual funds	21,567,259	29,302,101	30,231,143	929,042
Pooled separate accounts	66,946	1,406,548	1,523,049	116,501
	22,898,401	$47,603,727	$46,079,608	$(1,524,119)

	Year Ended December 31, 2011
	Number of Shares	Cost	Fair Value	(Losses) / Gains on Distributions and Sales
TCF Financial common stock	1,072,905	$14,882,017	$14,460,842	$(421,175)
Mutual funds	21,227,530	27,636,763	28,236,555	599,792
	22,300,435	$42,518,780	$42,697,397	$178,617

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(8)                                 Distributions and Forfeitures

Cash and shares of TCF Financial common stock totaling $17,501,350, $15,920,918 and $13,975,674 were distributed in 2013, 2012, and 2011, respectively.  In addition, at December 31, 2013 and 2012 there were $226,209 and $218,193 of distribution amounts paid to current and prior plan participants by check which had not yet been cashed.  Outstanding distribution payments are shown as a liability reducing assets available for plan benefits.

Forfeitures of unvested employer matching contributions were used to offset plan obligations as follows:

	Year Ended December 31,
	2013	2012	2011

Total forfeitures during year	$391,999	$347,382	$354,660

Forfeitures carried over from
previous year	5,472	4,827	24,698

Interest on forfeited amounts	93	79	103

Forfeitures used to reinstate
employee balances	(11,232)	(21,816)	(14,634)

Forfeitures used to fund employer
contributions	(375,000)	(325,000)	(360,000)

Forfeitures to be used to offset
future obligations	$11,332	$5,472	$4,827

Forfeitures to be used to offset future obligations are included in the Vanguard Prime Money Market Fund.

If participants are rehired by a participating employer within five years of termination, unvested balances forfeited are returned to the participants’ accounts.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(9)                                 Reconciliation to Form 5500

The accompanying financial statements for 2013 and 2012 differ from the Form 5500, as filed with the Department of Labor, as follows:

	As of December 31,
	2013	2012
Net assets available for plan benefits
reported on the accompanying
financial statements	$233,466,128	$170,704,092
Liabilities including amounts due to
participants	(14,168)	(7,010)
Net assets available for plan benefits
reported on Form 5500	$233,451,960	$170,697,082

The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500:

	Year Ended December 31,
	2013	2012
Distributions to participants
reported on the accompanying
financial statements	$17,501,350	$15,920,918
Add: Amounts allocated to withdrawing
participants at year end	14,168	7,010
Less: Amounts allocated to withdrawing
participants at the prior year end	(7,010)	(12,452)
Distributions to participants
reported on Form 5500	$17,508,508	$15,915,476

(10)                          Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock.  TCF Financial is a party-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2013 and 2012, TCF Financial did not purchase any shares of TCF Financial common stock from the Plan.

During 2013 and 2012, the Plan purchased 1,267,296 and 1,583,275 shares, respectively, of TCF Financial common stock from TCF Financial for $18,392,247 and $17,688,412, respectively.  The shares were purchased at current market prices with no commission fees.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule H, line 4i - Schedule of Assets (Held at End of Year)

At December 31, 2013

Description of Investment including the Identity of Issuer, Borrower or Similar Party and maturity date if applicable	Shares or Interest Rate		Cost	Current Value

* Corporate Stock
TCF Financial common stock			$117,783,647	$142,854,383
Cash and accrued interest receivable			68,127	68,127
Total TCF Financial Stock Fund:	8,791,003	shares	117,851,774	142,922,510

Mutual Funds
Vanguard Institutional Index Fund	135,708	shares	16,613,317	22,972,642
Vanguard Mid-Cap Index Fund	741,443	shares	15,024,063	22,302,600
Vanguard Small-Cap Index Fund	351,022	shares	12,562,376	18,502,387
Vanguard Intermediate-Term Bond Index Fund	963,689	shares	10,994,512	10,687,308
Vanguard Prime Money Market Fund	9,949,151	shares	9,949,152	9,949,152
Vanguard Developed Markets Index Fund	536,688	shares	5,272,296	6,155,812

Notes Receivable from Participants
Individual participants loan maturing June 2015	Interest rate	5.25%	-	502

Total			$188,267,490	$233,492,913

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule H, line 4j - Schedule of Reportable Transactions

Year Ended December 31, 2013

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gain

TCF Financial
Stock Fund *	408	892	$20,514,704	$17,952,355	$16,178,492	$1,773,863

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.